As filed with the Securities and Exchange Commission on July 15, 2019.
File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

 FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BrightSphere Investment Group Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	47-1121020
(State or Other Jurisdiction of Incorporation or	(I.R.S. Employer Identification No.)
Organization)

200 Clarendon Street, 53rd Floor
Boston, Massachusetts 02116
(Address of Principal Executive Office)(Zip Code)

BrightSphere Investment Group Inc. Equity Incentive Plan
BrightSpehere Investment Group Inc. Non-Employee Directors’ Equity Incentive Plan
Option Award Agreement
(Full title of the plan)

 Guang Yang
Chief Executive Officer
c/o BrightSphere Inc.
200 Clarendon Street, 53rd Floor
Boston, Massachusetts 02116
(617) 369-7300
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Christina Edling Melendi
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
Telephone: (212) 309-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee (4)
Shares of common stock, par value $0.001 per share, (“common stock”) of BrightSphere Investment Group Inc., a Delaware corporation (“BrightSphere-Delaware” or the “Registrant”)	16,041,516(2)	$11.51(3)	$184,637,849.16	$22,379.00
(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional ordinary shares that may be offered or issued in the event of a share dividend, reverse share split, split-up, recapitalization, forfeiture of ordinary shares under those plans, or other similar event.

(2) Includes (i) 6,890,288 shares of common stock issuable pursuant to the BrightSphere Investment Group Inc. Equity Incentive Plan (the “2017 Employee Plan”), (ii) 2,251,228 shares of common stock issuable pursuant to the BrightSphere Investment Group Inc. Non-Employee Directors’ Equity Incentive Plan (the “NED Plan,” and together with the 2017 Employee Plan, the “Equity Plans”), and (ii) 6,900,000 shares of common stock issuable pursuant to the Option Award Agreement, effective as of December 30, 2018, between BrightSphere Investment Group plc and Guang Yang (the “Option Award Agreement”).

(3) Pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low prices of the ordinary shares of BrightSphere Investment Group plc, a public company limited by shares incorporated under the laws of England and Wales (“BrightSphere-United Kingdom”) (the predecessor to the Registrant), as reported on the New York Stock Exchange on July 11, 2019 of $11.51.

(4) BrightSphere-United Kingdom previously paid $19,355.00 in registration fees with respect to a Registration Statement on Form S-8 File No. 333-199253 filed on October 10, 2014 with respect to 12,000,000 ordinary shares, of which $11,243.00 remains unutilized and, therefore, available for future registration fees pursuant to Rule 457(p) under the Securities Act; BrightSphere-United Kingdom previously paid $10,035.36 in registration fees with respect to a Registration Statement on Form S-8 File No. 333-229113 filed on January 2, 2019 with respect to 6,900,000 ordinary shares, of which $10,035.36 remains unutilized and, therefore, available for future registration fees pursuant to Rule 457(p) under the Securities Act. The Registrant, as a successor of BrightSphere-United Kingdom, has applied the $21,278.36 in remaining available funds to the registration fee otherwise due for this Registration Statement and transmitted an additional $1,100.64 in connection with the filing.

EXPLANATORY NOTE
On July 12, 2019, BrightSphere Investment Group Inc., a Delaware corporation (“BrightSphere-Delaware” or the “Registrant”), and BrightSphere Investment Group plc, a public company limited by shares incorporated under the laws of England and Wales (“BrightSphere-United Kingdom”), completed the statutory scheme of arrangement (the “Scheme of Arrangement”) under the laws of England and Wales that was approved by BrightSphere-United Kingdom’s shareholders at a meeting for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and pursuant to which all issued ordinary shares, nominal value $0.001 per share, in the capital of BrightSphere-United Kingdom as of immediately prior to the effective time of the Scheme of Arrangement were exchanged on a one-for-one basis for newly issued shares of Common Stock of BrightSphere-Delaware (the “Redomestication”). As a result of the Redomestication, BrightSphere-United Kingdom is now a wholly-owned subsidiary of BrightSphere-Delaware, and BrightSphere-Delaware is the successor issuer to BrightSphere-United Kingdom.

In connection with the Redomestication, BrightSphere-Delaware assumed BrightSphere-United Kingdom’s existing obligations in connection with awards granted under BrightSphere-United Kingdom’s incentive plans and the Option Award

Agreement dated as of December 30, 2018, between BrightSphere-United Kingdom and Guang Yang, and amended such plans, agreements, and awards as necessary to provide for the issuance of shares of BrightSphere-Delaware common stock rather than the ordinary shares of BrightSphere-United Kingdom upon the exercise of awards. This Registration Statement on Form S-8 relates to the registration of common stock of the Registrant to be offered and sold under (i) the 2017 Employee Plan; (ii) the NED Plan; and the Option Award Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees of the Registrant and its subsidiaries, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to rule 424 of the Securities Act. These documents, along with the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act or the Exchange Act, are hereby incorporated by reference into this Registration Statement:

•	BrightSphere-United Kingdom’s Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 28, 2019;

•	Amendment No. 1 to BrightSphere-United Kingdom’s Annual Report on Form 10-K for the year ended December 31, 2018, filed on Form 10-K/A on April 18, 2019;

•	BrightSphere-United Kingdom’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed on May 9, 2019;

•
BrightSphere-United Kingdom’s Current Reports on Form 8-K filed with the SEC on January 23, 2019, February 5, 2019, February 21, 2019, February 26, 2019, March 8, 2019, March 12, 2019, April 5, 2019, May 23, 2019 and July 8, 2019 (except, in each case, for any information therein furnished under Items 2.02 or 7.01);

•	BrightSphere-Delaware’s Current Report on Form 8-K-12B filed with the SEC on July 15, 2019;

•	BrightSphere-Delaware’s Form S-4 filed with the SEC on May 31, 2019 (File No. 333-230202) and related Prospectus; and

•	BrightSphere-Delaware’s Current Report on Form 8-K filed with the SEC on July 15, 2019.

In addition, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities registered hereby have been sold or that deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.
Under Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify any person who was or is a party or is threatened to be made a party to any such threatened, pending or completed action by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) only against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent the appropriate court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.
The amended and restated certificate of incorporation of the Registrant (the “Certificate of Incorporation”) provides that its directors and officers will be indemnified by the Registrant to the fullest extent authorized by Delaware law as it now exists or may in the future be amended, against all expenses, liabilities and loss incurred in connection with their service as a director or officer on behalf of the corporation.

As permitted by Section 102(b)(7) of the DGCL, the Certificate of Incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for such liability as is expressly not subject to limitation under the DGCL, as the same exists or may hereafter be amended to further limit or eliminate such liability.
The Registrant has also entered into certain indemnification agreements with its directors and officers. The indemnification agreements provide the Registrant’s directors and officers with further indemnification, to the maximum extent permitted by the DGCL.
As permitted by Section 145(g) of the DGCL, the Registrant also maintains a directors’ and officers’ insurance policy which insures the directors and officers of the Registrant against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the Certificate of Incorporation, the amended and restated bylaws of the Registrant or otherwise.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibit index set forth below is incorporated by reference in response to this Item 8.

EXHIBIT INDEX

EXHIBIT

4.1
Amended and Restated Certificate of Incorporation of BrightSphere Investment Group Inc. (incorporated by reference to Exhibit 3.1 of BrightSphere Investment Group Inc.’s Form 8-K12B filed with the SEC on July 15, 2019).

4.2	Amended and Restated Bylaws of BrightSphere Investment Group Inc. (incorporated by reference to Exhibit 3.2 of BrightSphere Investment Group Inc.’s Form 8-K12B filed with the SEC on July 15, 2019).

5.1	Opinion of Morgan, Lewis & Bockius LLP as to the legality of the securities being registered (filed herewith).

10.1	BrightSphere Investment Group Inc. Equity Incentive Plan (incorporated by reference to Exhibit 10.2 of BrightSphere Investment Group Inc.’s Form 8-K12B filed with the SEC on July 15, 2019).

10.2
BrightSphere Investment Group Inc. Non-Employee Directors’ Equity Incentive Plan (incorporated by reference to Exhibit 10.3 of BrightSphere Investment Group Inc.’s Form 8-K12B filed with the SEC on July 15, 2019).

10.8
Option Award Agreement, effective as of December 30, 2018, between BrightSphere Investment Group plc and Guang Yang (incorporated by reference to Exhibit 4.1 of BrightSphere Investment Group plc’s Form S-8 filed with the SEC on January 2, 2019).

23.1	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP, independent registered public accounting firm (filed herewith).

24.1	Power of Attorney (included on signature page).

Item 9. Undertakings.

The Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, as amended that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 15th day of July, 2019.

By:	/s/ Guang Yang
Name: Guang Yang Title: President and Chief Executive Officer (Principal Executive Officer)
By:	/s/ Suren Rana
Name: Suren Rana Title: Chief Financial Officer (Principal Financial Officer)
By:	/s/ Daniel K. Mahoney
Name: Daniel K. Mahoney Title: Head of Finance (Principal Accounting Officer)

POWER OF ATTORNEY

The undersigned do hereby constitute and appoint Guang Yang, Suren Rana and Daniel Mahoney, or any of them, our true and lawful attorneys and agents, to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents required in connection therewith, and to do any and all acts and things in our names and in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement; and we do hereby ratify and confirm all that the said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Guang Yang	President, Chief Executive Officer and Executive Chair (Principal Executive Officer)	July 15, 2019
Guang Yang

/s/ Suren Rana	Chief Financial Officer (Principal Financial Officer)	July 15, 2019
Suren Rana

/s/ Daniel K. Mahoney	Head of Finance (Principal Accounting Officer)	July 15, 2019
Daniel K. Mahoney

/s/ Mary Elizabeth Beams	Director	July 15, 2019
Mary Elizabeth Beams

/s/ Robert J. Chersi	Director	July 15, 2019
Robert J. Chersi

/s/ Reginald Love	Director	July 15, 2019
Reginald Love

/s/ John Paulson	Director	July 15, 2019
John Paulson

/s/ Barbara Trebbi	Director	July 15, 2019
Barbara Trebbi